Exhibit 5.1

Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104

goodwinlaw.com +1 445 207 7800

March 21, 2025

TELA Bio, Inc.

1 Great Valley Parkway, Suite 24

Malvern, PA 19355

Re:       Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 54,550 shares (the “Shares”) of Common Stock, $0.001 par value per share (“Common Stock”), of TELA Bio, Inc, a Delaware corporation (the “Company”), that may be issued pursuant to restricted stock unit grant agreements providing for employee inducement grants between the Company and various employees, which were entered into in connection with the commencement of such employees’ employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award Agreements”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Inducement Award Agreements, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

TELA Bio, Inc.

March 21, 2025

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter llp

GOODWIN PROCTER LLP